Exhibit 99.1

Western Capital Resources, Inc.
Acquires 12 new Cricket Wireless Stores in Missouri

Council Bluffs, IA—January 21, 2009— Western Capital Resources, Inc. (OTC: WCRS.OB), a Minnesota corporation (the “Company”), announced today that it has acquired 12 new Cricket Wireless store locations and related assets from VZ Wireless, LLC, a Wisconsin limited liability company.  The acquisition closed on Wednesday, January 14.  The acquired stores and assets are located in the Kansas City, Missouri (4 stores) and St. Louis, Missouri (8 stores) markets.  To acquire the stores and related assets, the Company paid a total purchase price of $1,828,000.  The stores will be owned and operated by PQH Wireless, Inc., a wholly owned subsidiary of the Company.

“This acquisition is part of our continuing efforts to expand our Cricket Wireless business and diversify our business generally by offering products and services beyond mere payday lending.  We believe that this acquisition strengthens our position in the Cricket Wireless business and our geographic presence in the Midwest.  In sum, we are extremely pleased to have added these locations to our growing Cricket Wireless portfolio.  Since October 2008, the Company has added 21 new Cricket Wireless storefronts to our operations, including nine stores acquired in our PQH Wireless acquisition in October 2008 and the 12 new stores acquired from VZ Wireless.”

About Western Capital Resources, Inc.

Western Capital Resources, Inc. presently operates 66 cash advance (or “payday”) lending stores in 11 different states, including Arizona, Nebraska, Iowa, North Dakota, South Dakota, Wyoming, Montana, Kansas, Colorado, Wisconsin and Utah.  The Company provides customers with short-term cash advance loans, typically ranging from $100 to $500, in addition to ancillary consumer financial products and services that are complementary to the cash advance lending business, such as check-cashing services, money transfers and money orders.  The Company also has a growing Cricket Wireless business that involves the sale of Cricket Wireless phones and accessories. Cricket phones are prepaid cellular phones that function for a period of time, without usage limitations, for a flat fee.  Western Capital Resources is an over-the-counter bulletin board-listed company that files periodic disclosure reports with the United States Securities and Exchange Commission.

Forward-Looking Statements

This press release contains certain statements that are “forward-looking statements” and includes, among other things, discussions and disclosures of the business strategies and corporate and marketing identity of Western Capital Resources, Inc.  Words such as, but not limited to, “may,” “likely,” “anticipate,” “expect” and “believes” generally indicate forward-looking statements.  Although the Company believes that the expectations reflected in these forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct or materialize.  All phases of the Company’s operations and business are subject to a number of uncertainties, risks and other influences, most of which are outside its control, and any one or combination of which could materially and adversely affect the results of the Company’s operations, and whether any forward-looking statements contained herein ultimately prove to be accurate.  For a summary of pertinent risks, please see the Company’s most recent amendments to its S-1 registration statement that was filed with the SEC on November 24, 2008.

Contact:  John Quandahl, Chief Executive Officer (712) 322-4020.